NEWS RELEASE

CONTACT:	Marty McKenna	FOR IMMEDIATE RELEASE
	(312) 928-1901	JUNE 28, 2006

EQUITY RESIDENTIAL ANNOUNCES SALE OF ITS LEXFORD HOUSING DIVISION FOR $1.1 BILLION

CHICAGO, IL — JUNE 28, 2006 - Equity Residential (NYSE: EQR), today announced that the company has  agreed to sell its Lexford Housing Division to affiliates of Empire Group Holdings LLC, a privately held company based in Montvale, New Jersey, for a cash purchase price of $1.086 billion. The company’s Board of Trustees has approved the sale, which is expected to close in the fourth quarter of 2006. While the closing is subject to the satisfaction of certain customary closing conditions, the transaction is not contingent on receipt of financing by the buyer or subject to any due diligence contingencies. The buyer has deposited in escrow a nonrefundable earnest money cash deposit of $40 million.

The Lexford Housing Division is comprised of 289 properties, built between 1976 and 1989, consisting of 27,115 apartment units located in ten states and a property management business, consisting of approximately 800 employees, headquartered in Columbus, Ohio.

“Our Lexford Division played an important part in the growth of Equity Residential and performed very well for us, generating an unlevered internal rate of return of 15 percent,” said David J. Neithercut, Equity Residential’s President and CEO. “We will use the proceeds of this transaction to continue transforming our portfolio by reducing the number of markets in which we operate and focusing on markets that we believe will provide better growth prospects and higher total returns.”

The purchase price is equivalent to $40,052 per apartment unit. The capitalization rate, after capital replacements of $400 per apartment unit, on 2006 net operating income is 7.4 percent. Equity Residential purchased Lexford Residential Trust, then consisting of 36,609 apartment units, in 1999 for approximately $738 million, or $20,155 per unit. Including previous asset sales, with this anticipated closing the company will have received total gross sales proceeds of approximately $1.35 billion from the disposition of its Lexford assets. A summary of the company’s Lexford ownership from the 1999 acquisition through this sale is attached.

The company expects to record a total book gain of approximately $430 million. The company will receive approximately $850 million of net sale proceeds after closing expenses and repayment of approximately $210 million of secured debt.

This sale will result in Funds from Operations (FFO) dilution of approximately $0.05 per share in 2006, comprised of approximately $0.02 per share in the second quarter from non-recurring items related to early debt extinguishment and approximately $0.03 per share in the fourth quarter from recurring operations.

On an annualized basis, FFO dilution will be approximately $0.10 per share. However, this dilution will be partially offset by a reduction in capital expenditures of approximately $18 million or $0.06 per share because the proceeds from this transaction will likely be invested in significantly fewer apartment units.

As a result, the company is revising its second quarter FFO guidance range to $0.56 to $0.58 per share from $0.55 to $0.60 per share and its EPS guidance range to $0.62 to $0.64 per share from $0.61 to $0.66 per share and believes that for the full year 2006, FFO will be in the middle of the $2.30 to $2.50 per share range provided in its first quarter earnings release on May 2, 2006. The company is also revising its annual EPS guidance due primarily to the increased anticipated gain on sale. See the attached schedule for this revised guidance.

The company will release its second quarter 2006 results on Tuesday, August 1 and host a conference call to discuss those results on Wednesday, August 2 at 10 am CT.

Equity Residential was advised by JPMorgan on this transaction.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityresidential.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Equity Residential, an S&P 500 company, is the largest publicly traded apartment company in America. Nationwide, Equity Residential owns or has investments in 896 properties in 31 states and the District of Columbia consisting of 190,621 apartment units. For more information on Equity Residential, please visit our website at www.equityresidential.com.

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EQUITY RESIDENTIAL

Lexford Portfolio Rollforward Since Acquisition

			Purchase/	Purchase/
			Sale Price	Sale Price
	Properties	Units	($ Millions)	Per Unit

October 1, 1999	402	36,609	$737.9	$20,155

Acquisitions:
Rental Properties	11	915	29.1	31,788
Land parcels (one)	—	—	1.3

Dispositions:
Rental Properties	(116)	(10,217)	(268.2)	(26,253)
Land parcels (three)	—	—	(0.6)

Configuration changes	(5)	(15)
Properties to be sold separately	(3)	(177)

As of May 31, 2006	289	27,115	(1,086.0)	(40,052)

2006 Earnings Guidance (per share diluted)

	Q2 2006		Q2 2006
	Original	Lexford Sale	Revised
	Guidance	Adjustments	Guidance

Expected EPS (1)	$0.61 to $0.66	$(0.02)	$0.62 to $0.64
Add: Expected depreciation expense	0.47	—	0.47
Less: Expected net gain on sales (1)	(0.53)	—	(0.53)

Expected FFO (2) (3)	$0.55 to $0.60	$(0.02)	$0.56 to $0.58

	2006		2006
	Original	Lexford Sale	Revised
	Guidance	Adjustments	Guidance

Expected EPS (1)	$2.73 to $2.93	$1.38	$4.16 to $4.36
Add: Expected depreciation expense	1.71	(0.06)	1.65
Less: Expected net gain on sales (1)	(2.14)	(1.37)	(3.51)

Expected FFO (2) (3)	$2.30 to $2.50	$(0.05)	$2.30 to $2.50

(1)             Earnings per share ("EPS") represents net income per share calculated in accordance with accounting principles generally accepted in the United States. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

(2)             The National Association of Real Estate Investment Trusts ("NAREIT") defines funds from operations ("FFO") (April 2002 White Paper) as net income (computed in accordance with accounting principles generally accepted in the United States), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  Expected FFO is calculated on a basis consistent with actual FFO.

(3)             The Company believes that FFO is helpful to investors as a supplemental measure of the operating performance of a real estate company, because it is a recognized measure of performance by the real estate industry and by excluding gains or losses related to dispositions of depreciable property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help compare the operating performance of a company's real estate between periods or as compared to different companies. FFO in and of itself does not represent net income or net cash flows from operating activities in accordance with GAAP. Therefore, FFO should not be exclusively considered as an alternative to net income or to net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.